Exhibit 99.1
NOG Provides Fourth Quarter 2023 Operations Update and Preliminary 2024 Guidance
Company Sees 20% Year over Year Growth in Production

MINNEAPOLIS—(BUSINESS WIRE)—Northern Oil and Gas, Inc. (NYSE: NOG) (the “Company” or “NOG”) today announced a fourth quarter 2023 operations update, also highlighting elective Ground Game acquisitions, and preliminary 2024 guidance.
HIGHLIGHTS
•Fourth quarter 2023 production estimated to be 114.4 Mboe per day, resulting in annual production toward the high end of NOG’s guidance range
•Executed on $25 million of opportunistic Ground Game acquisitions in the fourth quarter
•Initiating preliminary 2024 production and capital spending guidance
•2024 production guidance implies ~20% year over year growth on a flat capital budget at the midpoint of guidance ranges versus preliminary 2023 actuals (excluding non-budgeted acquisitions)
FOURTH QUARTER OPERATIONAL UPDATE
Production volumes in the fourth quarter of 2023 are estimated to have averaged 114.4 Mboe per day. Production increased 12% compared to the third quarter, driven by a full quarter contribution from the Novo acquisition (which closed mid-Q3) and increased Williston Basin production. The increase was tempered in part by planned shut-ins (~2,000 boe per day, 80% oil) due to offset unit development in the Mascot Project. Oil production is estimated at ~60.2% of total volumes for the fourth quarter. Natural gas volumes materially exceeded internal forecasts. With these results, the Company expects total 2023 annual production toward the high end of its guidance range, or approximately 98.8 Mboe per day.
Mark-to-market gains on derivatives for the fourth quarter were an estimated $235.6 million and realized hedge gains were an estimated $11.8 million. Realized prices for natural gas are estimated to be 96% - 97% of average NYMEX Henry Hub prices for the fourth quarter, slightly better than internal expectations driven by improved winter propane prices and tighter seasonal Appalachian differentials. Realized prices for oil are estimated to be at a discount of $4.02 - $4.05 of average NYMEX WTI benchmark prices for the fourth quarter, reflecting markedly wider Williston Basin differentials and modestly weaker Midland-Cushing pricing than the prior quarters in 2023.
Lease operating costs in the fourth quarter were an estimated $9.70 - $9.75 per boe. The Company saw more normalized levels of expensed workover activity in the fourth quarter compared to lower levels in the third quarter. Fourth quarter operating expenses also included approximately $4.0 million in firm transport charges for the Appalachian properties, reflecting a refinement in NOG’s quarterly accrual process as compared to its prior practice. The first quarter accrual is expected to be approximately $2.3 million and, based on current natural gas prices, is expected to be lower on a quarterly basis thereafter. NOG expects the firm transport charges to sunset by mid-2025.
MASCOT UPDATE
The Company continues to experience strong well performance at its Mascot Project and continues to work with MPDC to optimize future development, which over time could add additional zones and future inventory. Currently, the project has planned shut-in activity as it completes its first large batch well development and begins bringing curtailed wells back to production in stages throughout the first quarter. The Company expects 17 gross wells to be turned to sales early in the second quarter of 2024, followed by another 12 gross wells in the third quarter before commencing completion operations on another large pad. Based on recent discussions with MPDC, NOG anticipates a ~10% reduction in average well costs on current and future wells versus 2023; however, NOG continues to budget based on original well cost expectations.
FOURTH QUARTER CAPITAL EXPENDITURES AND ELECTIVE GROUND GAME ACQUISITIONS
The Company experienced a significant acceleration in drilling activity in the fourth quarter, resulting in a material pull-forward of capital expenditures. Although the overall pace of turn-in-lines (TILs) remained consistent with previous expectations, the development cadence of NOG's wells-in-process advanced ahead of schedule. Consequently, NOG incurred approximately $50 million of capital in the fourth quarter that was previously planned for 2024. In line with this acceleration, NOG has observed a meaningful reduction in development timelines for recent wells-in-process.
During the fourth quarter, the Company turned-in-line an estimated 27.6 net wells, representing a 20% increase from the third quarter. Furthermore, the Company added 20.8 net wells to the drilling and completing (D&C) list, concluding the quarter at approximately 66.5 net wells-in-process, a 20% increase year-over-year. The combined strong activity levels contributed significantly to the increased capital expenditures in the fourth quarter.
Additionally, NOG seized on market opportunities created by significant dislocations from commodity price volatility in the fourth quarter as budget constraints developed across the space. This facilitated NOG’s completion of multiple Ground Game transactions, spending approximately $25 million of total elective acquisition and development capital in the fourth quarter. These transactions included 4.6 net wells-in-process and future drilling locations and approximately 663 net acres. Approximately half of the acquired 4.6 net wells turned in line at the end of the fourth quarter, incurring substantially all of their capital in 2023, with production contributions expected in the first quarter of 2024. The transactions are expected to generate strong returns on capital employed, with cash flow contributions primarily in 2024 and beyond.
Given the acceleration of 2024 development capital and the additional elective Ground Game capital, total fourth quarter capital expenditures were approximately $260 million, excluding non-budgeted acquisitions and other items.
FIRST QUARTER UPDATE
Extreme regional freezing conditions experienced in January had a slight impact on overall production levels. These weather-related disruptions led to modest curtailments in the Williston Basin as well as minor effects on certain areas of the Permian Basin. NOG estimates a 2.0% reduction to overall production levels in the first quarter from the freeze-off conditions.
NOG expects first quarter 2024 production volumes to be slightly lower than the fourth quarter of 2023. The Company expects first quarter production to be affected by a modestly reduced completions count sequentially driven by a typical seasonal slowdown in the Williston Basin, the aforementioned weather disruptions early in the first quarter, and planned curtailments at the Mascot Project prior to its second quarter ramp. Offsetting these factors are the expected contributions from the recently closed Delaware and Utica acquisitions. Overall, the Company expects 5 – 7 fewer net turn-in-lines in the first quarter of 2024 compared to the fourth quarter of 2023, though overall development activity will continue to build momentum. With a strong backlog of wells-in-process, the Company expects re-acceleration of turn-in-line activity as the year progresses.
PRELIMINARY 2024 PRODUCTION AND CAPITAL EXPENDITURE GUIDANCE
The Company will provide detailed line-item 2024 guidance with year-end 2023 results but is providing preliminary production and spending guidance for 2024 as follows:
•Full year 2024 production expected between 115,000 – 120,000 boe per day, with oil production estimated at 70,000 – 73,000 bbl per day
•Quarterly production expected to decline slightly in the first quarter, and increase modestly thereafter on a sequential quarterly basis throughout 2024
•Budgeting approximately 90 net turn-in-lines (TILs) and over 70 net well spuds for 2024
•Total 2024 capital expenditure budget of $825 – $900 million, inclusive of drilling and completion, Ground Game acquisitions and workover expenses
Approximately 58% – 60% of the capital budget is expected to be incurred in the first half of 2024, driven primarily by activity ramps on NOG’s Mascot and Novo properties. Development plans for 2024 also reflect steady activity in the Williston and other assets throughout the year. The Company forecasts modestly reduced Appalachian natural gas activity from prior plans due to lower strip prices, which has a small impact on total volumes and minimal effect on cash flows. In total, the Company expects to turn in line approximately 3.1 net Appalachian wells in 2024, however the majority of the associated capital was incurred in 2023.
NOG’s preliminary capital expenditure budget anticipates 50% allocated to the Permian Basin, 35% to the Williston Basin and 1% to the Appalachian Basin. The remainder of the budget is for Ground Game capital and increased workover and other items. Given elevated levels of development since 2021, NOG has experienced increased workover activity and is budgeting for this to continue in 2024.
The Company’s capital budget does not forecast any significant change in well drilling and completion costs, although NOG has recently seen anecdotal evidence of cost reductions, particularly on the Mascot project and its Novo and Forge properties.

MANAGEMENT COMMENTS
“NOG enters 2024 guiding toward 20% year over year production growth on a flat budget, something few companies can offer in our space,” commented Nick O’Grady, NOG’s Chief Executive Officer. “Our balance sheet is stronger than ever, our cash flow is hedged and protected, and we will allocate our capital dynamically to seek the best possible total return for our investors. The opportunity set in front of us in 2024 is as strong as it has ever been during my tenure at the Company.”
“The fourth quarter was a testament to our ability to be creative, nimble and opportunistic on the deal front,” commented Adam Dirlam, NOG’s President. “Deal by deal, we continue to add value setting the stage for growth in 2024 and beyond. We remain pleased with the performance of our larger projects, assets and operating partners, a testament to our underwriting process here at NOG.”
ABOUT NOG
NOG is a real asset company with a primary strategy of acquiring and investing in non-operated minority working and mineral interests in the premier hydrocarbon producing basins within the contiguous United States. More information about NOG can be found at www.noginc.com.
PRELIMINARY INFORMATION

The preliminary unaudited fourth quarter and full year 2023 financial and operating information and estimates included in this press release (including with respect to production, hedge gains, realized prices, lease operating costs, capital expenditures and other matters) are based on estimates and subject to completion of NOG’s financial closing procedures and audit processes. Such information has been prepared by management solely based on currently available information. The preliminary information does not represent and is not a substitute for a comprehensive statement of financial and operating results, and NOG’s actual results may differ materially from these estimates because of final adjustments, the completion of NOG’s financial closing and audit procedures, and other developments after the date of this release.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts included or referenced in this press release regarding NOG’s dividend plans and practices (including timing, amounts and relative performance), financial position, business strategy, plans and objectives for future operations, industry conditions, cash flow, and borrowings are forward-looking statements. When used in this presentation, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in NOG’s capitalization, changes in crude oil and natural gas prices; the pace of drilling and completions activity on NOG’s properties and properties pending acquisition; NOG’s ability to acquire additional development opportunities; the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions; integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment or market dividend practices, legislation or regulatory requirements; conditions of the securities markets; NOG's ability to consummate any pending acquisition transactions; other risks and uncertainties related to the closing of pending acquisition transactions; NOG’s ability to raise or access capital; changes in accounting principles, policies or guidelines; and financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products, services and prices. Additional information concerning potential factors that could affect future plans and results is included in the section entitled “Item 1A. Risk Factors” and other sections of NOG’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause NOG’s actual results to differ from those set forth in the forward-looking statements.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as may be required by applicable law or regulation, NOG does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

CONTACT:

Evelyn Leon Infurna
Vice President of Investor Relations
(952) 476-9800
ir@northernoil.com

Source: Northern Oil and Gas, Inc.